Exhibit 99.2

ACQUIRED BUSINESSES

COMBINED BALANCE SHEET

(unaudited, in millions)

February 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$42
Restricted cash	3
Accounts receivable, net of allowance for doubtful accounts of $3	71
Inventories	19
Prepaid expenses and other	18

Total current assets	153
Plant, property and equipment, net	2,355
Goodwill	500
Other assets	6

$3,014

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$31
Accounts payable	24
Accrued expenses	57
Accrued salaries, wages and benefits	40
Accrued taxes and other	22

Total current liabilities	174
Long-term debt	716
Deferred income taxes	64
Other liabilities	18

972

Commitments and contingencies
Equity of Acquired Businesses	2,042

$3,014

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF OPERATIONS

(unaudited, in millions)

	Two Months Ended February 28,
	2006	2005
Operating Revenues
Rooms	$102	$96
Food and beverage	53	48
Other operating departments	12	13

	167	157

Operating Expenses
Rooms	31	30
Food and beverage	42	38
Other operating departments	6	6
Administrative and general	11	10
Local taxes, rent and insurance	12	11
Advertising and business promotion	12	11
Property maintenance and energy	17	16
Management fees	4	4
Allocated corporate expenses	1	1
Commissions and other	2	3
Depreciation and amortization	—	19

	138	149

Operating income	29	8
Interest expense	31	16

Loss before income taxes	(2)	(8)
Income tax expense	1	1

Net loss	$(3)	$(9)

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Two Months Ended February 28,
	2006	2005
Operating Activities
Net loss	$(3)	$(9)
Adjustments to income from continuing operations:
Depreciation and amortization	—	19
Changes in working capital:
Restricted cash	4	(9)
Accounts receivable	(6)	(1)
Prepaid expenses and other	(4)	(1)
Accounts payable and accrued expenses	20	21
Accrued and deferred income taxes	2	2
Other, net	6	(2)

Cash from operating activities	19	20

Investing Activities
Purchases of plant, property and equipment	(23)	(17)

Cash used for investing activities	(23)	(17)

Financing Activities
Long-term debt repaid	(258)	(2)
Capital contributions	255	6

Cash from (used for) financing activities	(3)	4

Exchange rate effect on cash and cash equivalents	—	—

Increase (decrease) in cash and cash equivalents	(7)	7
Cash and cash equivalents — beginning of period	49	42

Cash and cash equivalents — end of period	$42	$49

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$24	$3

Income taxes, net of refunds	$—	$—

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The combined financial statements are presented using accounting principles generally accepted in the United States of America and have been derived from the accounting records of Starwood Hotels & Resorts Worldwide, Inc. (the “Corporation”) and Starwood Hotels & Resorts (the “Trust” and together with the Corporation, the “Seller”) and their subsidiaries using the historical results of operations and historical basis of assets and liabilities of 35 properties and the stock of certain controlled corporations (the “Acquired Businesses”) to be acquired by Host Marriott Corporation and Host Marriott, L.P., excluding certain liabilities or obligations agreed to be retained by the Seller as outlined in the Master Agreement and Plan of Merger dated November 14, 2005 and as amended by the Amendment Agreement dated March 24, 2006. These combined financial statements were prepared solely for purposes of presenting the historical results of the Acquired Businesses. In the opinion of the Seller’s management, all adjustments necessary for fair presentation, consisting of normal recurring adjustments, have been included. Results for the two months ended February 28, 2006 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2006.

The combined financial statements include allocations of certain Seller’s expenses, assets and liabilities. Management believes these allocations as well as other assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Acquired Businesses’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Acquired Businesses been a stand-alone company during the periods presented.

Note. 2. Significant Accounting Policies

Principles of Combination. The accompanying combined financial statements of the Acquired Businesses include the assets, liabilities, revenues and expenses of the Acquired Businesses. Intercompany transactions and balances have been eliminated in combination.

Cash and Cash Equivalents. The Acquired Businesses consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash. The Acquired Businesses have cash escrow deposits, property tax payments and debt agreements that require cash to be restricted.

Inventories. Inventory consists of food and beverage stock items as well as linens, china, glass, silver, uniforms, utensils and guest room items. The food and beverage inventory items are recorded at the lower of FIFO cost (first-in, first-out) or market. Significant purchases of linens, china, glass, silver, uniforms, utensils and guest room items are recorded at purchased cost and amortized to 50% of their cost over 36 months. Normal replacement purchases are expensed as incurred.

Plant, Property and Equipment. Plant, property and equipment are recorded at cost. The cost of improvements that extend the life of plant, property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. Costs for normal repairs and maintenance are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful economic lives of 15 to 40 years for buildings and improvements; 3 to 10 years for furniture, fixtures and equipment; 3 to 7 years for information technology software and equipment and the lesser of the lease term or the economic useful life for leasehold improvements.

The Acquired Businesses stopped recording depreciation expense as of November 14, 2005, the date of the Master Agreement and Plan of Merger between the Seller and Host Marriott Corporation and Host Marriott L.P.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (cont.)

The carrying value of the Acquired Businesses has been evaluated for impairment. For assets in use when the trigger events specified in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” are met, the expected undiscounted future cash flows of the assets are compared to the net book value of the assets. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to current earnings. Fair value is determined based upon discounted cash flows of the assets at rates deemed reasonable for the type of property and prevailing market conditions, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

Goodwill. An allocation of goodwill which arose in connection with prior acquisitions made by the Seller was made to the Acquired Businesses based on the calculation of the Seller’s total hotel segment goodwill balance multiplied by the ratio of the sales price over the Seller’s segment value. The Acquired Businesses review all goodwill for impairment by comparisons of fair value to book value annually, or upon the occurrence of a trigger event. Impairment charges, if any, will be recognized in operating results. In connection with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Acquired Businesses have completed their initial and subsequent annual recoverability tests on goodwill and intangible assets, which did not result in any impairment charges.

Foreign Currency Translation. Balance sheet accounts are translated at the exchange rates in effect at each period end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and losses from foreign exchange translation are included in other comprehensive income. Gains and losses from foreign currency transactions are reported currently in costs and expenses and were insignificant for all periods presented.

Income Taxes. The Acquired Businesses provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted.

The Trust has elected to be treated as a REIT under the provisions of the Code. As a result, the Trust is not subject to federal income tax on its taxable income at corporate rates provided it distributes annually all of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no tax provision on deferred tax assets or liabilities has been recorded.

Revenue Recognition. The Acquired Businesses’ revenues are primarily derived from hotel revenues. Hotel revenues are derived from its operations and include revenues from the rental of rooms, food and beverage sales, telephone usage and other service revenue. Revenue is recognized when rooms are occupied and services have been performed.

Allocated Corporate Expenses. Certain general and administrative costs of the Seller were allocated to the Acquired Businesses based upon estimated levels of effort devoted by its general and administrative departments and the relative size of the Acquired Businesses. In the opinion of the Seller’s management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by the Acquired Businesses had they been operated on a stand-alone basis.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (cont.)

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3. Restricted Cash

Provisions of certain of the Seller’s secured debt being assumed by the Acquired Businesses require that cash reserves be maintained. As of February 28, 2006 and December 31, 2005, $418,000 and $5 million, respectively, represents the portion of such reserves allocated to the Acquired Businesses and are included in restricted cash in the accompanying combined balance sheet.

Note 4. Equity of the Acquired Businesses

Activity in the Acquired Businesses’ equity account for the two months ended February 28, 2006 and 2005 was as follows (in millions):

	2006	2005
Balance, beginning of period	$1,788	$1,391
Net loss	(3)	(9)
Net capital contributions	255	6
Foreign currency translation	2	(10)

Balance, end of period	$2,042	$1,378

Note 5. Debt Defeasance

In February 2006 the Seller defeased approximately $470 million of debt secured in part by several hotels that are part of the Acquired Businesses. In order to accomplish this, the Seller purchased Treasury securities sufficient to make the monthly debt service payments and the balloon payments due under the loan agreement. The Treasury securities were then substituted for the real estate and hotels that originally served as collateral for the loan. As part of the defeasance, the Treasury securities and the debt were transferred to a third party successor borrower who in turn is “liable” for all obligations under this debt. As such, this debt is no longer reflected on the Seller’s balance sheet. Transaction costs related to this defeasance were $36 million of which $19 million are reflected in interest expense of the Acquired Businesses.

Note 6. Commitments and Contingencies

Litigation. The Acquired Businesses are involved in various other legal matters that have arisen in the normal course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Acquired Businesses do not expect that the resolution of all legal matters will have a material adverse effect on its combined results of operations, financial position or cash flow. As noted in Note 1. Basis of Presentation, certain liabilities will be retained by the Seller, including litigation.